Exhibit 4.2

PROMISSORY NOTE

Loan Amount: $33,300 (Thirty Three Thousand Three Hundred Dollars: U.S. Dollars) (the “Loan Amount”)
Date: November 14, 2007

This Promissory Note (the “Note”) is executed as of this date first written above by Genesis Holdings, Inc., a Texas corporation with an address at 10010 San Pedro Ave., Ste. 310, San Antonio, Texas 78216 (the “Borrower”), in favor of Verbena Pharmaceuticals Inc., a Delaware corporation having its offices at 270 Presidential Drive, Wilmington, DE 19807 (the “Lender”).

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged by the delivery and control of Verbena Pharmaceuticals Inc., the undersigned Borrower hereby promises to pay to the order of the Lender at 270 Presidential Drive, Wilmington, DE 19807, or such other place as Lender may designate in writing, the principal sum of $33,300, with interest thereon at an annual rate equal to nine and one-quarter percent (9.25%). The payments shall be by wire transfer of funds to an account designated by Lender in writing to Borrower.

The entire outstanding unpaid principal balance of and accrued interest on this Note shall, if not previously paid, be finally due and payable (the “Maturity Date”) in cash within two business days after the Lender has (i) completed a transaction (a “Shell Merger”) pursuant to which the Lender is no longer a “shell company” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) has received approval to commence the trading of its securities on the Pink Sheets LLC, the Nasdaq Over-the-Counter Bulletin Board or other established trading market (the “Market Approval”). If Borrower shall fail to pay the outstanding principal balance of this Note when required, or any other Event of Default (as hereinafter defined) shall occur, interest shall accrue at the Default Rate (as herein defined).

The Borrower, in its discretion, may prepay the principal sum, in full or in part, with accrued interest thereon, at any time without any pre-payment penalty.

Any payment made by Borrower, via the mail, shall be deemed received by Lender when actually received by Lender. All payments must be made promptly on the due date of each payment as required herein, time being of the essence. Borrower hereby expressly assumes all risks of loss or liability resulting from non-delivery of any payments transmitted by mail or in any other manner.

No delay or failure of Lender in exercising any right, remedy, power or privilege under this Note or pursuant to any applicable law shall be deemed to constitute a course of conduct inconsistent with Lender’s right at any time, before or after any default hereunder to demand strict adherence to the terms of this Note.

The failure of the Borrower to pay principal on the Note when due hereunder or any other breach by the Borrower of its obligations under this Note shall constitute an “Event of Default” under this Note. It also shall be deemed an Event of Default hereunder if Borrower shall fail to use its best efforts to cause the Lender to timely make any required filings with the Securities and Exchange Commission under the Exchange Act, unless an extension of time is permitted and claimed under Rule 12b-25 promulgated under the Exchange Act.

The following also shall be deemed Events of Default hereunder:

(i) Borrower shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within five days after the date on which notice of such failure or breach shall have been delivered;

(ii) Borrower shall fail to observe or perform any of their respective obligations owed to Lender or any other covenant, agreement, representation or warranty contained in, or otherwise commit any breach hereunder, under the Common Stock Purchase Agreement between Borrower and Lender of even date herewith or in any other agreement executed in connection herewith or therewith;

(iii) Borrower or any of its subsidiaries shall commence, or there shall be commenced against Borrower or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Borrower or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any subsidiary, or there is commenced against Borrower or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Borrower or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Borrower or any subsidiary makes a general assignment for the benefit of creditors; or Borrower or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Borrower or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Borrower or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Borrower or any subsidiary for the purpose of effecting any of the foregoing; or

(iv) Borrower or any subsidiary shall default or an event of default shall exist in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Borrower or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, including without limitation, any other notes of the Borrower in favor of the Lender hereunder.

If an Event of Default shall occur hereunder, unless another remedy is expressly provided for herein, the entire unpaid principal balance and all accrued interest under this Note shall become immediately due and payable together with (to the extent permitted under applicable law) any and all costs and attorneys fees incurred by Lender in collecting or enforcing the payment.

If a Shell Merger has not been completed within one year of the date of this Note, and, at anytime thereafter, unless all principal and interest outstanding on this Note shall have previously been paid, upon written notice from Mr. Randy Milby to Lender, under the terms of that certain Promissory Note in favor of Mr. Milby, dated as of the date hereof (the “Milby Note”) and upon written notice to the escrow agent under the Escrow Agreement, Borrower immediately shall return to Lender the two million five hundred thousand (2,500,000) shares of Common Stock then held in escrow in exchange for the cancellation of this Note, and Lender shall receive from the escrow agent and issue, for a nominal purchase price equal to the par value thereof, two million five hundred thousand (2,500,000) shares of Common Stock to Mr. Milby (“Milby Shares”). Such Milby Shares shall represent all then outstanding shares of capital stock of the Borrower, on a fully diluted basis. The parties shall take such action and effect such filings as may be necessary, at the expense of Borrower, applicable securities laws to ensure that the actions described herein are in compliance therewith. Borrower’s failure to take any action described herein shall be deemed an Event of Default hereunder.

If a Shell Merger has been completed within one year of the date of this Note, but as of the one year anniversary of this Note Borrower has not received Market Approval, then notwithstanding failure to receive Market Approval, all then outstanding principal and interest hereon shall become immediately due and payable without demand by Lender. Borrower’s failure to take any action described herein shall be deemed an Event of Default hereunder.

Until this Note is paid in full, Lender shall not issue any shares of its Common Stock nor any direct or indirect rights to receive or acquire shares of Common Stock other than in connection with a Shell Merger and thereafter, and Lender shall not effect any forward or reverse stock split, recapitalization, reorganization or the like prior to completion of a Shell Merger without Borrower’s prior written consent.

If there is any Event of Default hereunder the entire balance of principal of the Loan Amount then outstanding shall bear interest at 25% per annum (“Default Rate”) thereafter. Such interest shall accrue from the date of this Note until paid.

If there is any Event of Default hereunder, all payments hereunder shall be applied first to the payment of accrued and unpaid interest on the principal of this Note, accrued at the Default Rate as hereinafter provided; and second, to the reduction of principal of this Note.

Borrower hereby waives presentment for payment, demand, protest, notice of non-payment, notice of protest and diligence in collecting or bringing suit, and agrees to any extension of time and partial payment before, at or after maturity and further agrees that, if this Note is not paid when due or suit is brought, to pay reasonable costs of collection including reasonable attorney’s fees. The Borrower’s liabilities shall be with recourse and shall be absolute and unconditional without regard to the liability of any other parties hereto.

Upon the occurrence of an Event of Default, the Lender shall have the right to exercise any or all remedies it may have under applicable law. The Lender may designate a third party to enforce such remedies.

The provisions of this Note and of all agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or retention of the Loan Amount exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, the performance or fulfillment of any provision hereof or of any other agreement between the Borrower and the Lender shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for interest prescribed by law, then, ipso facto, the obligation to be performed or fulfilled shall be reduced to such limit, and if, from any circumstance whatsoever, the Borrower should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the Lender’s option, or if no principal shall be outstanding, be paid over to the Borrower) and not to the payment of interest.

If any provision hereof shall, for any reason and to any extent, be invalid or unenforceable, then the remainder of the instrument in which such provision is contained, the application of the provision to other persons, entities or circumstances, and any other instrument referred to herein shall not be affected thereby but instead shall be enforceable to the maximum extent permitted by law.

When used in this Note, the singular number shall include the plural, the plural shall include the singular and the use of any gender shall include all genders. The term “Borrower” as used herein shall include the original Borrower of this Note and any party who may subsequently become primarily liable for the payment hereof. This Note may be assigned or transferred by Borrower. The term “Lender” as used herein shall mean the original payee of this Note or, if this Note is transferred, the then holder of this Note, provided that, until written notice is given to the Borrower designating another party as the Lender, the Borrower may consider the Lender to be the original Lender or the party last designated as the Lender in a written notice to the Borrower. Notwithstanding the foregoing, Borrower may not assign or transfer the Note or any of its obligations hereunder without the prior written consent of Lender, in its sole discretion, and in the event Borrower assigns or transfers the Note, it will remain liable for any default by the assignee. The parties agree that time is of the essence under this Note with regard to all obligations to be performed hereunder by the Borrower.

All notices, consent or other instruments or communications provided for under this Note shall be in writing, signed by the party giving the same, and shall be deemed properly given and received (i) the date delivered, if delivered by personal delivery or overnight courier as against written receipt therefore or by confirmed facsimile transmission or (ii) three business days after mailed, if sent by registered or certified mail, postage prepaid, to the address set forth above, or to such other address as a party may designate by written notice to the other party. Notwithstanding the foregoing, any payment of cash or Common Stock by Borrower hereunder shall be deemed given only when actually received by Lender.

Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

AGREED TO AND ACCEPTED this 14th day of November 2007:

Lender:  Verbena Pharmaceuticals Inc.

    /s/ Randy Milby

   By: Randy Milby, President

Borrower:  Genesis Holdings, Inc.

    /s/ Pamela Morse

   By: Pamela Morse, Acting Chief Executive Officer